Exhibit 99.1

Contacts:
Devra Shapiro	Stephanie Carrington/Jared Hoffman
IPC The Hospitalist Company, Inc.	The Ruth Group
(818) 766-3502	646-536-7017/7013
scarrington@theruthgroup.com
jhoffman@theruthgroup.com

IPC The Hospitalist Company, Inc. Reaffirms Guidance for 2008

North Hollywood, CA – June 17, 2008 – IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today reaffirmed its guidance for full year 2008 revenue to be in the range of $239 million to $245 million and full year 2008 earnings per adjusted pro-forma fully diluted share (excluding bonuses incurred in the first quarter related to the Company’s IPO) to be in the range of $0.87 to $0.94. Absent the impact of acquisitions, the Company typically experiences a pattern of seasonality with net revenue and earnings in the first and fourth quarters of the year higher than those in the second and third quarters. The Company expects this pattern to continue and believes it is primarily due to the following factors:

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the number of physicians the Company has on staff during the quarter, which may fluctuate based upon the timing of hires caused by the end of the academic year for graduating resident physicians and the schedule of the Internal Medicine Board exams and terminations in our existing practices; and

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fluctuations in patient encounters which are impacted by hospital census and physician productivity and often reflect seasonality due to the higher occurrence of such illnesses as flu and pneumonia in patient populations in the first quarter.

This guidance does not include new market acquisitions. The Company undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

Reconciliation for Non-GAAP Financial Measures

The Company’s Board of Directors approved one-time bonuses paid in the first quarter of 2008 related to the Company’s IPO of $0.3 million, which decreased the Company’s pro-forma fully diluted earnings per share for the first quarter of 2008 by $0.01. IPC computes its adjusted pro-

forma fully diluted earnings per share excluding these one-time bonuses to reflect its on-going operations. IPC’s management believes that while excluding the one-time bonuses from the calculation of pro-forma fully diluted earnings per share is considered a non-GAAP measure, it more clearly depicts the operating performance of the Company and enables more appropriate period-to-period measures. However, adjusted pro-forma fully diluted earnings per share is a non-GAAP measure and thus should not be used as a substitute for pro-forma fully diluted earnings per share.

The Company’s guidance for 2008 is based upon assumptions that the Company’s management believes reasonable, but there can be no assurance that these future results will be achieved.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national physician group practice company focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth above regarding projected operating results, revenues, earnings and seasonality. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors,” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the ability of our affiliated hospitalists to appropriately document services they provide;

•	the adequacy of our insurance coverage and insurance reserves;

•	our ability to recruit and retain qualified physicians;

•	our ability to successfully integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in our industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

This press release contains non-GAAP financial measures. For reconciliations of these non-GAAP financial measures to their most recent comparable measure calculated and presented in accordance with GAAP, see “Reconciliation for Non-GAAP Financial Measures,” above.

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